FOR IMMEDIATE RELEASE

ACURA PHARMACEUTICALS, INC. REPORTS
THIRD QUARTER 2008 FINANCIAL RESULTS

Palatine, IL, October 27, 2008: Acura Pharmaceuticals, Inc. (Nasdaq: ACUR) today reported 2008 third quarter net income of $3.1 million, or $0.06 per diluted share compared to a net loss of $2.5 million, or a ($0.06) loss per share for the same quarter in 2007. For the nine months ending September 30, 2008, the Company reported net income of $17.5 million, or $0.35 per diluted share compared to a net loss of $13.8 million or a ($0.37) loss per share for the same period in 2007. As of October 24, 2008, we had cash and cash equivalents of approximately $35.0 million with no term indebtedness.

Our financial results include revenues relating to the License, Development and Commercialization Agreement (the “Agreement”) closed in December, 2007 with King Pharmaceuticals Research and Development, Inc. (“King”), a wholly-owned subsidiary of King Pharmaceuticals, Inc. For the nine months ending September 30, 2008, we recognized $36.6 million in revenues resulting from the Agreement comprised of (i) $23.7 million in Program Fee Revenue including our amortization of $20.7 million of the non-refundable upfront payment received from King in December, 2007 and the $3.0 million fee received upon King's exercise of its option to license a third opioid analgesic product candidate utilizing Aversion® (abuse deterrent) Technology; (ii) $5.0 million in Milestone Revenue recognized upon successful achievement of the primary pain relief endpoints in our Acurox™ (oxycodone HCl/niacin) Tablets pivotal phase III clinical study and (iii) $8.0 million in Collaboration Revenue from King's reimbursement of our research and development expenses related to product candidates licensed to King. The 2008 third quarter results include the recognition of $1.2 million and $2.6 million of Program Fee Revenue and Collaboration Revenue, respectively. We had no revenues in the same period in 2007.

Our research and development expenses increased $8.1 million and $2.9 million for the nine and three months ended September 30, 2008, respectively, compared with the same periods in 2007. These increases were primarily attributable to the pivotal Phase III clinical study and Phase I and II clinical studies assessing the abuse deterrent features of Acurox™ Tablets. In the nine and three months results for 2008, a $5.0 million tax benefit was recorded to reflect the expected future utilization of prior years net operating losses which will reduce future taxes payable.

Our condensed consolidated balance sheets and statements of operations appear below. Detailed financial statements are included in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2008 filed with the Securities and Exchange Commission.

About Acura Pharmaceuticals, Inc.

Acura Pharmaceuticals, Inc. is a specialty pharmaceutical company engaged in research, development and manufacture of innovative Aversion® (abuse deterrent) Technology and related product candidates.

About Forward Looking Statements

Certain statements in this press release constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from any future results, performance, or achievements expressed or implied by such forward-looking statements. The most significant of such factors include, but are not limited to, our ability, the ability of King Pharmaceuticals (to whom we have licensed our Aversion® Technology for certain opioid analgesic products in the United States, Canada and Mexico) and the ability of other pharmaceutical companies, if any, to whom we may license our Aversion® Technology, to obtain necessary regulatory approvals and commercialize products utilizing Aversion® Technology, the ability to avoid infringement of patents, trademarks and other proprietary rights of third parties, and the ability to fulfill the U.S. Food and Drug Administration’s (“FDA”) requirements for approving our product candidates for commercial manufacturing and distribution in the United States, including, without limitation, the adequacy of the results of the laboratory and clinical studies completed to date and the results of other laboratory and clinical studies, to support FDA approval of our product candidates, the adequacy of the development program for our product candidates, changes in regulatory requirements, adverse safety findings relating to our product candidates, the unpredictability of the duration and results of FDA review of filings made with the FDA relating to our product candidates, the risk that the FDA may not agree with our analysis of our clinical studies and may evaluate the results of these studies by different methods or conclude that the results of the studies are not statistically significant, clinically meaningful or that there were human errors in the conduct of the studies or otherwise, the risk that further studies of our product candidates are not positive or otherwise do not support FDA approval or commercially viable product labeling, and the uncertainties inherent in scientific research, drug development, clinical trials and the regulatory approval process. Other important factors that may also affect future results include, but are not limited to: our ability to attract and retain highly skilled personnel; our ability to timely submit the New Drug Application for Acurox with the FDA; our ability to secure and protect our patents, trademarks and proprietary rights; litigation or regulatory action that could require us to pay significant damages or change the way we conduct our business; our ability to compete successfully against current and future competitors; our dependence on third-party suppliers of raw materials; our ability to secure U.S. Drug Enforcement Administration ("DEA") quotas and source the active ingredients of our products in development; difficulties or delays in clinical trials for our product candidate or in the commercial manufacture and supply of our products; and other risks and uncertainties detailed in our 2007 SEC Form 10-K and our September 30, 2008 SEC Form 10-Q. When used in this press release, the words "estimate," "project," "anticipate," "expect," "intend," "believe," and similar expressions are intended to identify forward-looking statements. You are encouraged to review other important risk factors on our web site at www.acurapharm.com under the link, “Company Risk Factors” and detailed in our filings with the Securities and Exchange Commission. We assume no obligation to update any forward-looking statements as a result of new information or future events or developments. Our press releases may be reviewed at www.acurapharm.com.

ACURA PHARMACEUTICALS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	(Unaudited)	(Audited)
	September 30,	December 31,
	2008	2007
Current Assets	$42,051	$44,582
Deferred Income Taxes	3,400	-
Property, Plant and Equipment, net	1,102	1,046
Total Assets	$46,553	$45,628

Accrued Expenses	2,084	334
Deferred Program Fee Revenue	5,895	26,574
Stockholders' Equity	38,574	18,720
Total Liabilities and Stockholders' Equity	$46,553	$45,628

ACURA PHARMACEUTICALS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)

	(Unaudited) For the Nine Months Ended September 30,		(Unaudited) For the Three Months Ended September 30,
	2008	2007	2008	2007
Revenue
Program Fee Revenue	$23,678	$-	$1,263	$-
Milestone Revenue	5,000	-	-	-
Collaboration Revenue	7,971	-	2,617	-
Total Revenue	36,649	-	3,880	-

Operating Expenses
Research and Development Expenses	10,859	2,775	3,693	827
Marketing, General and Administrative Expenses	5,617	1,959	3,373	593
Total Operating Expenses	16,476	4,734	7,066	1,420
Operating Income (Loss)	20,173	(4,734)	(3,186)	(1420)

Other Income (Expense)
Interest Income (Expense), net	675	(1,033)	171	(224)
Amortization of Debt Discount	-	(2,700)	-	(598)
Loss on Fair Value Change of Conversion Features	-	(3,483)	-	-
Loss on Fair Value Change of Common Stock Warrants	-	(1,904)	-	(236)
Gain on Asset Disposals	1	22	-	2
Other Expense	-	(2)	(17)	-
Total Other Income (Expense)	676	(9,100)	154	(1,056)

Income (Loss) before Income Tax	20,849	(13,834)	(3,032)	(2,476)
Income Tax Expense (benefit)	3,382	-	(6,180)	-
Net Income (Loss)	$17,467	$(13,834)	$3,148	$(2,476)

Earnings (Loss) per Share
Basic	$0.38	$(0.37)	$0.07	$(0.06)
Diluted	$0.35	$(0.37)	$0.06	$(0.06)
Weighted Average Shares Used in Computation
Basic	45,670	36,998	45,680	40,155
Diluted	49,529	36,998	49,409	40,155